Exhibit 10.10

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made and entered into this [    ]th day of [                    ], by and between Ichor Holdings, Ltd., a Cayman Islands corporation (the “Company”) and [                    ] (“Optionee”).

WHEREAS, the Company’s board of directors (“Board”) and the Company’s members have adopted the Ichor Holdings, Ltd. 2012 Equity Incentive Plan (the “Plan”), attached hereto as Exhibit A.

WHEREAS, the Board desires to make an award to Optionee and Optionee desires to accept such award.

Each capitalized term used herein but not otherwise defined shall have the meaning given such term in the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Stock Option Award. The Board hereby grants to Optionee a Non-Statutory Option to acquire [                    ] Shares of Stock at an Exercise Price of $[                ] per Share. Subject to earlier expiration pursuant to the terms of this Agreement, the Option shall be exercisable until the seventh (7th) anniversary of this Agreement (the “Expiration Date”). Optionee hereby acknowledges and agrees that the Option is subject to all applicable terms and conditions of the Plan and the terms and conditions set forth herein.

2. Vesting/Exercisability. Upon the first anniversary of this Agreement, 25% of the Shares subject to the Option shall become vested. Commencing on such anniversary, the remaining Shares subject to the Option shall become vested in twelve (12) equal quarterly installments on the last day of each quarter. Shares subject to this Option which have vested pursuant to the preceding sentence or otherwise pursuant to the Plan (“Vested Options”) may be exercised at any time prior to the Expiration Date; no Share subject to this Option which has not vested may be exercised. Exercise of this Option shall be by written notice to the Company setting forth the number of Vested Options being exercised.

3. Payment. Upon exercise of the Option, the Exercise Price for all Shares at to which the Option is then being exercised shall be payable in cash; provided that, with the prior written consent of the Company, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. In such event, such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value as of the date when the Option is exercised. If the Stock is publicly traded, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell the Shares and to deliver all or part of the sales proceeds to the Company.

4. Withholding Taxes. In connection with the exercise of this Option, the Company shall be entitled to withhold from the Optionee the amount of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

5. No Rights as a Member. An Optionee shall have no rights as a member with respect to any Shares covered by the Option until the Optionee becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms hereof.

6. Modification of Options. Within the limitations of the Plan, the Company may modify the terms of the Options or may accept the cancellation of the Options in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of the Option shall impair the Optionee’s rights or increase the Optionee’s obligations under the Option without the consent of the Optionee.

7. No Retention Rights. Nothing in this Agreement shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Optionee) or of the Optionee, which rights are hereby expressly reserved by each, to terminate your Service at any time and for any reason, with or without cause.

8. Treatment as Compensation. Any compensation that Optionee earns or is deemed to earn under this Agreement shall not be considered a part of Optionee’s compensation for purposes of calculating contributions, accruals or benefits under any other plan or program that is maintained or funded by the Company, a Parent or a Subsidiary.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

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IN WITNESS WHEREOF, this Agreement has been entered into on the date first written above.

ICHOR HOLDINGS, LTD.

By:
Its:

[OPTIONEE]

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